NEWS RELEASE

AbCellera Reports Q2 2025 Business Results & First Participants Dosed in a Phase 1 Clinical Trial of ABCL635 for Vasomotor Symptoms

8/7/2025

VANCOUVER, British Columbia--(BUSINESS WIRE)-- AbCellera (Nasdaq: ABCL) today announced financial results for the second quarter of 2025 and that dosing has begun in a Phase 1 clinical trial of ABCL635 for the potential treatment of moderate-to-severe vasomotor symptoms (VMS) associated with menopause. All financial information in this press release is reported in U.S. dollars, unless otherwise indicated.

“In the second quarter we hit two critical milestones, receiving authorization to initiate Phase 1 studies for both ABCL635 and ABCL575. I am pleased to announce today that we have successfully begun dosing the first participants in the Phase 1 study of ABCL635. This is a landmark achievement for AbCellera, one that completes our transition to a clinical-stage biotechnology company,” said Carl Hansen, Ph.D., founder and CEO of AbCellera. “Today we also announced that a third program, ABCL688, has advanced into IND-enabling studies. With over $750 million in available liquidity, we are well-positioned to continue to execute our strategy.”

Q2 2025 Business Summary
●Generated a net loss of $34.7 million, compared to a net loss of $36.9 million in 2024.
●Received authorization from Health Canada to initiate Phase 1 clinical trials for ABCL635 and ABCL575, bringing the cumulative total of molecules to reach the clinic to 18.
●Advanced ABCL688, an ion channel- or GPCR-targeted antibody development candidate (autoimmunity), into IND/CTA-enabling studies.
●Presented preclinical data for ABCL575 at the Society for Investigative Dermatology.
●Reached a cumulative total of 102 partner-initiated program starts with downstreams.

Recent Developments
●ABCL635 (Endocrinology/Women's Health): AbCellera has initiated dosing of participants in a Phase 1 clinical trial of ABCL635, a potential non-hormonal, long-acting treatment for moderate-to-severe VMS, commonly known as hot flashes, associated with menopause. This is a randomized, placebo-controlled, double-blind Phase 1 study in healthy men and postmenopausal women with or without VMS. Its purpose is to evaluate safety, pharmacokinetics, pharmacodynamics, as well as frequency and severity of VMS with subcutaneous doses of ABCL635. The initial safety and efficacy data from this study is expected to be presented in mid 2026.
●ABCL575 (Immunology and Inflammation): AbCellera has initiated a Phase 1 clinical trial of ABCL575, which is being developed for the treatment of moderate-to-severe atopic dermatitis. This is a randomized, placebo-controlled, double-blind study to assess safety and tolerability in healthy participants following subcutaneous doses of ABCL575. ABCL575 is an OX40-ligand-targeting antibody engineered to support a dosing interval of once every 6 months.

Key Business Metrics

Cumulative Metrics	June 30, 2024	June 30, 2025	Change %
Partner-initiated program starts with downstreams	93	102	10%
Molecules in the clinic	14	18	29%

AbCellera started discovery on an additional five partner-initiated programs with downstreams to reach a cumulative total of 102 partner-initiated program starts with downstreams in Q2 2025 (up from 93 on June 30, 2024). AbCellera and its partners have advanced a cumulative total of 18 molecules into the clinic (up from 14 on June 30, 2024).

Discussion of Q2 2025 Financial Results
●Revenue – Total revenue was $17.1 million, compared to $7.3 million in Q2 2024.
●Research & Development (R&D) Expenses – R&D expenses were $39.2 million, compared to $40.9 million in Q2 2024. A greater proportion of R&D expenses are used on internal programs reflecting the increased emphasis on building the internal pipeline.
●Sales & Marketing (S&M) Expenses – S&M expenses were $3.0 million, compared to $3.1 million in Q2 2024.
●General & Administrative (G&A) Expenses – G&A expenses were $19.0 million, compared to $20.2 million in Q2 2024.
●Net Loss – Net loss of $34.7 million, or $(0.12) per share on a basic and diluted basis, compared to net loss of $36.9 million, or $(0.13) per share on a basic and diluted basis, in Q2 2024.
●Liquidity – $580 million of total cash, cash equivalents, and marketable securities and approximately $173 million in available non-dilutive government funding, bringing total available liquidity to approximately $753 million to execute on AbCellera's strategy.

Conference Call and Webcast
AbCellera will host a conference call and live webcast to discuss these results today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).
The live webcast of the earnings conference call can be accessed on the Events and Presentations section of AbCellera’s Investor Relations website. A replay of the webcast will be available through the same link following the conference call.

About AbCellera Biologics Inc.
AbCellera (Nasdaq: ABCL) is a clinical-stage biotechnology company focused on discovering and developing antibody-based medicines in the areas of endocrinology, women’s health, immunology, and oncology. For more information, please visit www.abcellera.com.

Definition of Key Business Metrics
We regularly review the following key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections, and make strategic decisions. We believe that the following metrics are important to understand our current business. These metrics may change or may be substituted for additional or different metrics as our business develops.
Partner-initiated program starts with downstreams represent the number of unique partner-initiated programs where we stand to participate financially in downstream success for which we have commenced the discovery effort. The discovery effort commences on the later of (i) the day on which we receive sufficient reagents to start discovery of antibodies against a target and (ii) the day on which the kick-off meeting for the program is held. We view this metric as an indication of the selection and initiation of projects by our partners and the resulting potential for near-term payments. Cumulatively, partner-initiated program starts with downstream participation indicate our total opportunities to earn downstream revenue from milestone fees and royalties (or royalty equivalents) in the mid- to long-term.
Molecules in the clinic represent the count of unique molecules for which an Investigational New Drug, or IND, New Animal Drug, or equivalent under other regulatory regimes, application has reached "open" status or has otherwise been approved based on an antibody that was discovered either by us or by a partner using licensed AbCellera technology. Where the date of such application approval is not known to us, the date of the first public announcement of a clinical trial will be used for the purpose of this metric. We view this metric as an indication of our near- and mid-term potential revenue from milestone fees and potential royalty payments in the long term.

AbCellera Forward-Looking Statements
This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize and achieve market acceptance of our current and planned products and services, our research and development efforts, and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations.
In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the Securities and Exchange Commission from time to time. We caution you that forward-looking statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent our views as of the date hereof. We undertake no obligation to update any forward-looking statements for any reason, except as required by law.
Source: AbCellera Biologics Inc.

Inquiries
Media: Tiffany Chiu; media@abcellera.com, +1(236)521-6774
Partnering: Murray McCutcheon, Ph.D.; partnering@abcellera.com, +1(604)559-9005
Investor Relations: Peter Ahn; ir@abcellera.com, +1(778)729-9116

AbCellera Biologics Inc.
Condensed Consolidated Statements of Loss and Comprehensive Loss
(All figures in U.S. dollars. Amounts are expressed in thousands except share and per share data.)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2025	2024	2025
Revenue:
Research fees	$5,453	$6,639	$15,227	$10,707
Licensing revenue	370	10,445	550	10,613
Milestone payments	1,500	–	1,500	–
Total revenue	7,323	17,084	17,277	21,320
Operating expenses:
Research and development(1)	40,927	39,213	80,214	81,711
Sales and marketing(1)	3,136	3,009	6,501	5,851
General and administrative(1)	20,192	18,977	37,544	35,203
Depreciation, amortization, and impairment	36,522	5,470	41,366	10,801
Total operating expenses	100,777	66,669	165,625	133,566
Loss from operations	(93,454)	(49,585)	(148,348)	(112,246)
Other (income) expense:
Interest income	(9,801)	(7,592)	(20,202)	(15,643)
Grants and incentives	(3,310)	(3,692)	(6,585)	(7,845)
Other	(32,156)	(1,957)	(30,627)	570
Total other income	(45,267)	(13,241)	(57,414)	(22,918)
Net loss before income tax	(48,187)	(36,344)	(90,934)	(89,328)
Income tax recovery	(11,257)	(1,617)	(13,394)	(8,980)
Net loss	$(36,930)	(34,727)	$(77,540)	$(80,348)
Foreign currency translation adjustment	(257)	4,341	(353)	1,721
Comprehensive loss	$(37,187)	$(30,386)	$(77,893)	$(78,627)

Net loss per share
Basic	$(0.13)	$(0.12)	$(0.26)	$(0.27)
Diluted	$(0.13)	$(0.12)	$(0.26)	$(0.27)
Weighted-average common shares outstanding
Basic	294,217,013	298,508,601	293,467,753	298,105,760
Diluted	294,217,013	298,508,601	293,467,753	298,105,760

(1) Exclusive of depreciation, amortization, and impairment

AbCellera Biologics Inc.
Condensed Consolidated Balance Sheets
(All figures in U.S. dollars. Amounts are expressed in thousands except share data.)
(Unaudited)

	December 31, 2024	June 30, 2025
Assets
Current assets:
Cash and cash equivalents	$156,325	$92,437
Marketable securities	469,289	460,641
Total cash, cash equivalents, and marketable securities	625,614	553,078
Accounts and accrued receivable	33,616	47,310
Restricted cash	25,000	25,000
Other current assets	67,140	116,757
Total current assets	751,370	742,145
Long-term assets:
Property and equipment, net	340,429	424,020
Intangible assets, net	42,113	40,262
Goodwill	47,806	47,806
Investments in equity accounted investees	82,297	90,374
Other long-term assets	96,538	57,454
Total long-term assets	609,183	659,916
Total assets	$1,360,553	$1,402,061
Liabilities and shareholders' equity
Current liabilities:
Accounts payable and other current liabilities	$55,004	$50,074
Contingent consideration payable	8,087	–
Deferred revenue	13,521	16,949
Total current liabilities	76,612	67,023
Long-term liabilities:
Operating lease liability	60,743	137,184
Deferred revenue	5,700	11,633
Deferred government contributions	149,893	167,532
Deferred tax liability	10,052	10,053
Other long-term liabilities	1,469	1,560
Total long-term liabilities	227,857	327,962
Total liabilities	304,469	394,985
Commitments and contingencies
Shareholders' equity:
Common shares: no par value, unlimited authorized shares at December 31, 2024 and June 30, 2025: 295,757,002 and 298,652,967 shares issued and outstanding at December 31, 2024 and June 30, 2025, respectively	777,171	791,668
Additional paid-in capital	166,361	181,483
Accumulated other comprehensive loss	(4,378)	(2,657)
Accumulated earnings	116,930	36,582
Total shareholders' equity	1,056,084	1,007,076
Total liabilities and shareholders' equity	$1,360,553	$1,402,061

AbCellera Biologics Inc.
Condensed Consolidated Statement of Cash Flows
(Expressed in thousands of U.S. dollars.)
(Unaudited)

	Six months ended June 30,
	2024	2025
Cash flows from operating activities:
Net loss	$(77,540)	$(80,348)
Cash flows from operating activities:
Depreciation of property and equipment	6,603	8,951
Amortization and impairment of intangible assets	34,763	1,851
Amortization of operating lease right-of-use assets	3,437	2,863
Stock-based compensation	35,191	28,993
Fair value gain on contingent consideration	(30,920)	737
Other	(8,193)	(667)
Changes in operating assets and liabilities:
Research fees and grants receivable	(34,434)	(12,524)
Income taxes receivable	(5,953)	(7,588)
Accounts payable and accrued liabilities	(130)	(7,356)
Deferred revenue	(12,782)	9,361
Deferred grant income	19,757	(1,681)
Other assets	(1,473)	13,450
Net cash used in operating activities	(71,674)	(43,958)
Cash flows from investing activities:
Purchases of property and equipment	(44,250)	(24,001)
Purchase of marketable securities	(426,007)	(291,542)
Proceeds from marketable securities	539,385	303,437
Receipt of grant funding	19,750	6,448
Long-term investments and other assets	3,950	(13,783)
Investment in equity accounted investees	(10,820)	(4,435)
Net cash provided by (used in) investing activities	82,008	(23,876)
Cash flows from financing activities:
Payment of contingent consideration and other	(368)	(9,058)
Proceeds from long-term liabilities and exercise of stock options	5,850	11,653
Net cash provided by financing activities	5,482	2,595
Effect of exchange rate changes on cash and cash equivalents	(824)	1,351
Increase (decrease) in cash and cash equivalents	14,992	(63,888)
Cash and cash equivalents and restricted cash, beginning of period	160,610	183,615
Cash and cash equivalents and restricted cash, end of period	$175,602	$119,727
Restricted cash included in other assets	2,290	2,290
Total cash, cash equivalents, and restricted cash shown on the balance sheet	$173,312	$117,437
Supplemental disclosure of non-cash investing and financing activities
Property and equipment in accounts payable	15,944	12,733
Right-of-use assets obtained in exchange for operating lease obligation	452	69,787